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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion and incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated April 30, 1996, which appears on page 34 of the 1996 Annual Report to Shareholders of CITATION Computer Systems, Inc., which is incorporated by reference in CITATION Computer Systems, Inc.'s Annual Report on Form 10-KSB for the year ended March 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 107 of such Annual Report on Form 10-KSB. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data".

Price Waterhouse LLP

St. Louis, Missouri
August 28, 1996